Exhibit 15.1

LETTER IN LIEU OF CONSENT FOR REVIEW REPORTS

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of The Boeing Company and subsidiaries for the three-month periods ended March 31, 2009 and 2008, and the three and six-months periods ended June 30, 2009 and 2008, and have issued our reports dated April 21, 2009 and July 22, 2009, respectively. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Chicago, Illinois

July 22, 2009